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                                                                    EXHIBIT 99.1

                            GERIMED OF AMERICA, INC.
                              INTERNAL MARKET RULES

         The following rules are to be applied to the operation of the internal market (the "Market") established by the Board of Directors of GeriMed of America, Inc. ("GeriMed"). It should be noted that from time to time at GeriMed's discretion, Market rules and procedures may be changed by the Board of Directors.

         It is anticipated that the Market will permit existing and new GeriMed shareholders to sell shares of GeriMed common stock (the "Shares") up to four times each year on predetermined days (the "Trade Dates"). Such sales will be made at the formula price (the "Formula Price") determined by the Board of Directors to eligible employees, directors and consultants of GeriMed. Bigelow & Company, a NASD-registered broker-dealer ("Bigelow"), will initially maintain the Market (in such capacity, the "Broker") for GeriMed. Any employee, director or shareholder who resides in a state wherein direct individual purchase through the market is permitted, whether by reason of registration under or exemption from state securities laws, is eligible for purposes of the Market. In addition, GeriMed will be authorized, but not obligated, to purchase shares in the Market. The Broker for the Market will be authorized, but not obligated, to purchase or sell shares in the Market; provided, however, that the Broker may not sell shares short.

         All record owners of Shares will be eligible to sell some or all of the Shares owned by them on any Trade Date; in the case of Shares owned beneficially, sales must be directed by the record holder and in accordance with any relevant instrument relating to the rights and obligations of the respective parties. In the event that the aggregate number of Shares offered for sale by the sellers is greater than the aggregate number of Shares sought to be purchased by authorized buyers and GeriMed on a specific Trade Date, offers to sell will be treated in the following manner:

            (a) If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro rata basis.

            (b) If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller up to the maximum number of shares each seller desires to sell.

            (c) Subject to applicable legal or contractual restrictions and the availability of funds, GeriMed may, in its discretion purchase sufficient Shares on each Trade Date so that each shareholder wishing to sell Shares will be able to sell additional Shares in accordance with the above preferences.



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         If the aggregate purchase orders exceed the number of Shares available for sale, qualified purchasers will be allocated Shares for purchase on a pro rata basis.

         To the extent that the aggregate number of Shares sought to be purchased exceeds the aggregate number of Shares for sale, the broker may, but is not obligated to, sell Shares it owns in the Market.

         GeriMed intends to publish the current formula price and upcoming trade date prior to each trade date to all participants in the internal market through internal communications, including bulletins, electronic mail communications or mailed reports.

         The Broker will receive all sell orders from record holders and buy orders from authorized buyers and GeriMed five business days prior to Trade Date. On each Trade Date, Bigelow will clear trades on an unsolicited basis between sellers and buyers of Shares (including, to the extent applicable, GeriMed and the Broker) according to the priority rules described above. The Broker will then forward payments to sellers, minus commission, and will issue, in book-entry form unless certificated form is required by law, the Shares to the buyers.

         Individual sellers will pay a sales commission to the Broker of 2% of the sales price. Buyers will not pay any commission.

         Shares held as a result of purchases in the Market will be subject to restrictions as listed in GeriMed's Articles of Incorporation, as amended and Restated Bylaws, each as effected from time to time.

         The Board of Directors may discontinue the Market at any time, without notice.


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